Exhibit 99.1

For Immediate Release

GlobeImmune Announces Third Quarter 2015 Results

and Corporate Highlights

LOUISVILLE, CO–(Marketwired – November 13, 2015) – GlobeImmune, Inc. (NASDAQ: GBIM), a biopharmaceutical company focused on developing products for the treatment of cancer and infectious diseases based on its proprietary Tarmogen® platform, today announced its third quarter 2015 financial results and activities.

Third quarter 2015 activities:

•	Celgene Corporation exercised its option to exclusively license GlobeImmune’s GI-6207 program for medullary thyroid cancer.

•	The GI-6301 Phase 2 chordoma trial at the National Cancer Institute continues to enroll patients.

•	Data from the GS-4774 Phase 2 trial in virally-suppressed subjects with chronic hepatitis B, from which the top line results were announced on May 27, 2015, will be presented at the Liver Meeting November 13-17 in San Francisco.

•	Continued review of strategic alternatives.

Financial Results – Third Quarter Ended September 30, 2015

GlobeImmune reported net income of $0.9 million for the three months ended September 30, 2015, compared to a net loss of $6.4 million for the same period in 2014. Net cash used in operating activities for the first nine months ending September 30, 2015 was $5.7 million, compared to $8.0 million for the same period in 2014. The Company’s net income for the three months ended September 30, 2015 is due to the license revenue from Celgene licensing GI-6207 and losses have resulted principally from costs incurred in its discovery and development activities.

Total research and development expenses for the three months ended September 30, 2015, were $1.0 million, compared to $1.8 million for the same period in 2014. General and administrative expenses were $1.0 million for the three months ended September 30, 2015, compared to $1.0 million for the same period in 2014. During the period, decreases in compensation expense due to layoffs were offset by severance costs.

At September 30, 2015, GlobeImmune had cash and cash equivalents of $11.3 million. The Company believes that existing cash and cash equivalents will allow the Company to fund operations through 2016, based on current operations.

About GlobeImmune

GlobeImmune is a biopharmaceutical company focused on developing products for the treatment of cancer and infectious diseases based on its proprietary Tarmogen® platform. Tarmogens activate the immune system by stimulating cellular immunity, known as T cell immunity, in contrast to traditional vaccines that predominately stimulate antibody production. To date, Tarmogen product candidates have been generally well tolerated in clinical trials for multiple disease indications and are efficient to manufacture. In May 2009, the Company entered into a worldwide strategic collaboration and option agreement with Celgene Corporation focused on the discovery, development and commercialization of product candidates intended to treat cancer. Under this agreement, Celgene exercised their option to take an exclusive worldwide license to the GI-6300 and GI-6200 Tarmogen product series targeting brachyury and CEA, respectively. In October 2011, the Company entered into a worldwide, strategic collaboration with Gilead Sciences, Inc., to develop Tarmogens intended for the treatment of chronic hepatitis B infection. For additional information, please visit the company’s website at www.globeimmune.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the adequacy of the Company’s capital to fund its ongoing operations, the potential for Tarmogens to treat or prevent any disease, potential Tarmogen side effect profiles, the Company and its collaborators’ abilities to successfully complete clinical trials, timing and eventual prospects for completion of clinical trials and any approval to market any of the Company’s products and the prospects for the Company’s collaborations or the Company entering into a strategic transaction. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the likelihood of the Company successfully entering into and completing any strategic transactions; the Company’s ability to successfully restructure its operations; results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning GlobeImmune’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Tarmogen is a registered trademark of GlobeImmune, Inc.

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GLOBEIMMUNE CONTACT

Timothy C. Rodell M.D.

President and Chief Executive Officer

T: 303-625-2820

information@globeimmune.com

GLOBEIMMUNE INVESTOR CONTACT

Susan Noonan

S.A. Noonan Communications

T: 212-966-3650

susan@sanoonan.com